                                                                   Exhibit 10

[CAMBREX LOGO]

Cambrex Corporation
One Meadowlands Plaza
East Rutherford, NJ 07073
Tel: (201) 804-3000 Fax: (201) 804-9852

October 2, 2000

Mr. N. David Eansor                                         VIA FEDERAL EXPRESS
9468 Silverthorn Road                                       -------------------
Largo, Florida 33777

Dear Dave:

I am pleased to confirm the details of our offer of employment as Vice President/General Manager - BioTherapeutics, reporting to Thomas Bird, President - Biotechnology Group for Cambrex Corporation. This position will have the responsibility for managing and growing BioWhittaker's industrial business, including direct oversight of the Walkersville, Maryland facility. As discussed, your base salary will be $215,000 per year. Base salaries for executives are normally reviewed on the executive's anniversary date each year and are subject to approval by the Compensation Committee of the Cambrex Board of Directors.

Dave, as we discussed, we will pay you a $10,000 sign on bonus in the second quarter of 2001. You will receive a monthly automobile allowance of $800 beginning in November 2000.

In addition, you are eligible to participate in the BioWhittaker/Cambrex Bonus Plan for 2001 with a cash target award level of 50% of base salary. Your target payout is a guideline only, and your actual award will be based on performance against agreed upon objectives for your business and you individually. The account bonus can go as high as 100% of salary and as low as zero.

We will be recommending to the Cambrex Board of Directors that you receive a stock option grant for 50,000 shares under the Performance Stock Option Plan. This stock option plan is a performance based plan and options will vest as Cambrex common stock trades at various levels for a period of time. The options will vest one-third if Cambrex trades at an average of $50 for twenty consecutive days by May 25, 2001 and another one-third if Cambrex trades at an average of $60 for twenty consecutive days by May 25, 2002 and the last third, if Cambrex trades at an average of $70 for twenty consecutive days by May 25, 2003. The exercise price for these options will be set at the closing price of Cambrex stock on the day of the next scheduled Cambrex Board meeting following your date of employment. It is anticipated that your option shares will be granted at the Cambrex Board meeting scheduled for October 26, 2000, assuming a date of hire of October 23, 2000.

Page 2
October 2, 2000
Mr. N. David Eansor



Dave, as agreed, we will grant you a total of 10,500 shares of Cambrex restricted stock, one third to be granted each year in 2001, 2002 and 2003. Generally, these shares are granted after the end of each fiscal year. These shares will vest 100% on the third anniversary of your date of hire. The shares are restricted and cannot be sold prior to the three year period of time. However, in the event your employment with Cambrex is terminated (other than for Cause) prior to the third anniversary of your date of hire, you will be entitled to receive one third of the shares if the date of termination is after your one-year anniversary with the Company, and you will be eligible to receive two thirds of the shares if the date of separation is after your two-year anniversary. If you voluntarily terminate your employment prior to your third anniversary with the Company, you will forfeit all of the restricted shares.

You will be eligible to participate in benefits provided to BioWhittaker --
US employees, such as Health, Prescription Drug and Dental coverage, Basic Life Insurance, Supplemental Life Insurance, Long Term Disability, the Cambrex Savings Plan and Cambrex Retirement Plan. You will be entitled to take up to 4 weeks of vacation per year. Enclosed for your review is a copy of the Bio Whittaker and Cambrex Summary of Employee Benefits. As discussed we will ensure that you and your family maintain continuous medical coverage and life and LTD insurance during the transition from your existing employer to BioWhittaker. The waiting period for the Cambrex Savings and Retirement Plans is described in the Cambrex Summary of Benefits.

Cambrex will assist you with your relocation from Florida to Maryland as outlined in the Cambrex Relocation Policy (a copy is attached). The policy includes reimbursement for closing costs on both properties, the move of household goods, reasonable points on a mortgage, temporary living arrangements and house hunting trips. As discussed, the company will provide temporary living arrangements for you near BioWhittaker until the Spring/Summer of 2001, at which time you plan on moving your family to Maryland. The company will reimburse you for weekend trips home at least through May 2001.

In the event that your employment with Cambrex or a Cambrex company is involuntarily terminated other than for Cause (misconduct), you will be entitled to receive severance payments equal to your monthly base salary for a period of twelve months or until you secure other comparable employment, whichever occurs sooner.

Dave, the commencement of work with Cambrex is contingent upon satisfactory completion of a pre-placement physical examination and background investigation. Please fill out and sign the enclosed application form and attachments to initiate the background check process.

Page 3
October 2, 2000
Mr. N. David Eansor


We look forward to your acceptance of our offer and to you joining us at BioWhittaker. If you have any questions, please feel free to call me at 201-804-3044.

Sincerely,                              Please indicate your understanding
                                        and acceptance of this offer by
                                        signing below and returning one
                                        copy of this letter to us in the
                                        enclosed envelope.
/s/ Steven M. Klosk
-------------------
    Steven M. Klosk
Executive Vice President
Administration                           /s/ N. David Eansor
                                        ---------------------------------
                                             N. David Eansor

Cc:  Thomas Bird
     Claes Glassell
                                                    Oct 23, 2000
                                        ---------------------------------
                                               Expected Start Date
Enc. - Benefits Summary
       Personal History Questionnaire
       Letter Copy
       Relocation Policy